Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus, of our report dated March 28, 2017, relating to the financial statements of Biocept, Inc., as of and for the years ended December 31, 2016 and 2015 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern). We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

November 17, 2017